EXHIBIT NO. 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 50 to Registration Statement No. 33-37615 on Form N-1A of our report, dated August 17, 2020, relating to the financial statements and financial highlights of MFS Institutional International Equity Fund appearing in the Annual Report on Form N-CSR of MFS Institutional Trust for the year ended June 30, 2020, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm and Financial Statements” and Appendix K – “Recipients of Non-Public Portfolio Holdings on an Ongoing Basis” in the Statement of Additional Information, which are part of such Registration Statement.

Deloitte & Touche LLP
Deloitte & Touche LLP

Boston, Massachusetts
October 26, 2020